Exhibit 99.3

TPG RE Finance Trust Announces Leadership Transition

New York – February 24, 2021 – TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) announced today that Greta Guggenheim will retire from her role as the Company’s Chief Executive Officer and Board Member, effective March 31, 2021. Matthew Coleman, who currently serves as the Company’s President, will assume day-to-day responsibility for the Company’s management, effective immediately. TPG, in conjunction with the TRTX Board of Directors, will promptly commence a search for a Chief Executive Officer for the Company’s next stage of growth.

“On behalf of the Board, I want to recognize Greta for her contributions to TRTX over the last five years,” said Avi Banyasz, Co-Head of TPG Real Estate and Chairman of the Board of TRTX. “Her dedication and leadership have been important in establishing the Company as a leading real estate debt franchise.”

“Matt is an industry veteran who has been involved with TRTX for many years,” continued Banyasz. “His institutional knowledge, insight, and expertise make him the right leader to guide the Company through this time of transition and into its important next chapter of growth.”

Coleman has been an officer of TRTX since its inception and was appointed President in July 2020. He is a Partner of TPG and will continue in his role as Chief Operating Officer of TPG Real Estate. Prior to joining TPG in 2012, Coleman served as a Senior Vice President in the real estate private equity group at D. E. Shaw & Co. From 2000 through 2005, Coleman was an attorney in the New York City office of Cravath, Swaine & Moore LLP. He currently serves on the Boards of Directors of Bluegrass Senior Living, Tempore Properties, and Campus Student Housing.

“I’m fortunate to have been part of TRTX’s journey since its founding and am excited to continue serving the Company during this transition,” said Coleman. “Looking ahead, we remain focused on executing our strategy and delivering on our objectives to continue serving our clients, growing our platform, and generating long-term value for our shareholders.”

A career-long lender, Guggenheim joined TPG in 2016 to build and grow the firm’s newly formed real estate debt platform. She led the Company through a successful public offering just one year into her tenure while meaningfully increasing originations and establishing a deep bench of experienced lending professionals. At the Firm’s request, Guggenheim will serve as a Senior Advisor to TPG during a transition period.

“I want to thank TPG and the TRTX team for their commitment and support,” said Guggenheim. “I am incredibly proud of what we’ve accomplished and know that the Company is well positioned for continued success.”

ABOUT TRTX

TPG RE Finance Trust, Inc. is a commercial real estate finance company that originates, acquires, and manages primarily first mortgage loans secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of global alternative asset firm TPG. For more information regarding TRTX, visit http://investors.tpgrefinance.com/.

CONTACT

INVESTOR RELATIONS CONTACT

+1 (212) 405-8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust, Inc.

Luke Barrett and Courtney Power

+1 (415) 743-1550

media@tpg.com